Exhibit 10.6

LEACHING PLANT CONFIRMATION AGREEMENT

This Leaching Plant Confirmation Agreement (this “Agreement”) is made and effective as of March 17, 2022 among MINERA PLATA REAL, S. DE R.L. DE C.V., a Mexico variable capital company (a “sociedad de responsabilidad limitada de capital variable” in Spanish) (“MPR”), OPERACIONES SAN JOSÉ DE PLATA S. DE R.L. DE C.V., a Mexico variable capital company (a “sociedad de responsabilidad limitada de capital variable” in Spanish) (“Operaciones”) (MPR and Operaciones, collectively, the “LGJV”), GATOS SILVER, INC., a corporation formed under the laws of the State of Delaware (“GSI”), and DOWA METALS & MINING CO., LTD., a corporation incorporated under the laws of Japan (“Dowa”).

Background

A.Reference is made to (i) the Unanimous Omnibus Partner Agreement, dated January 1, 2015 (as amended, the “Partner Agreement”), entered into among Dowa, GSI and the LGJV, the (ii) Offtake  Agreement, dated June 27, 2019 (as amended, the “Offtake Agreement”), entered into between Operaciones and Dowa and (iii) the Priority Distribution Agreement, dated May 30, 2019 (the “Priority Distribution Agreement”), entered into among Dowa, GSI, and the LGJV.

B.Operaciones produces zinc concentrates (“Concentrates”). Pursuant to the terms of the Partner Agreement and the Offtake Agreement, Dowa has the right and obligation to purchase all Concentrates produced by LGJV. The Concentrates were estimated to have fluorine (“F”) content of 537ppm or less (“Target”), failing which, Operaciones and Dowa are required to negotiate in good faith with full disclosure to overcome any financial hardship or technical difficulty which Dowa may suffer. The Parties have acknowledged that Fluorine levels contained in the Cerro Los Gatos deposit are higher than predicted in the feasibility study. It is difficult to reduce F content levels using Operaciones’ current processing technology and the actual F content of Concentrates produced by Operaciones to date exceeds the Target.

C.In an effort to produce Concentrates that meet the Target, the Parties have agreed to cause the LGJV to construct and operate a leaching plant (“Plant”) pursuant to the terms and conditions of this Agreement.

D.LGJV will finance the construction and subsequent operations of the Plant using its cashflow, subject to the Parties’ agreement to suspend certain payments under the Priority Distribution Agreement as set forth in this Agreement.

Agreements

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Plant. Subject to the LGJV obtaining the necessary environmental permits and authorizations, the Parties hereby agree that LGJV will own and be responsible for operation and maintenance of the Plant. The Parties agree that it is their objective to produce Concentrates with F content of 537ppm or less. If such Target can be achieved by mixing leached Concentrates with Concentrates that have not been processed through the Plant, the LGJV will not be required to process 100% of Concentrates through the Plant. The Parties agree that the Plant will be constructed substantially in accordance with the Fluorine Leaching Project dated March 8, 2022 and the Leaching Project Schedule together with the Capex and Opex appendices, together attached hereto as Exhibit A (the “Initial Plan”).  The Parties hereby authorize the LGJV to:

(a)	proceed to immediately engage engineering advisors to prepare a detailed engineering plan and to immediately negotiate contracts for the procurement of equipment and materials required for the construction of the Plant based on the Initial Plan as soon as reasonably practicable;

(b)	proceed to immediately prepare the corresponding environmental permit applications;
(c)

order long lead-time items described in the Initial Plan, such as, but not limited to, the Long Lead-Time Items set forth below (unless otherwise agreed between GSI and Dowa) as soon as practicable based on detailed engineering plan progress; and

(d)

To the extent practicable, ensure that the procurement contracts described in Section 1(c) above will be on terms and conditions that include the right to cancel such contracts upon the payment of a reasonable termination fee.

2.

Cost.  The Parties agree that LGJV will finance the construction and subsequent operations of the Plant using its cashflow, subject to Dowa’s suspension and/or waiver of the Priority Distribution Amounts as set forth in Section 4 below. The Parties hereby agree to cause LGJV’s 2022 and 2023, if required, Budgets to be revised/prepared to reflect the cost of construction of the Plant.

3.

Timing.  Subject to Force Majeure Events (as defined below), or as otherwise agreed to by the Parties in writing, the Parties hereby agree to use commercially reasonable efforts to achieve and to accelerate the following milestones in connection with constructing the Plant:

(a)

Environmental Milestones.  The Parties hereby authorize LGJV to submit permit applications in March 2022, with regulatory approval estimated to occur in May 2022. The Parties hereby authorize LGJV to apply for an updated environmental license for operations, which the Parties anticipate LGJV receiving approval of the updated environmental license in October 2022.

(b)

Detailed Engineering Milestones.  The Parties hereby authorize LGJV to engage M3 Engineering in March 2022 for the completion of detailed engineering plans of the Plant, with the Parties estimating that M3 Engineering will be able to complete the detailed engineering plans in June 2022.

(c)

Procurement Milestones.  The Parties hereby authorize LGJV to purchase the following equipment (collectively, the “Long Lead-Time Items”) on the following terms: (i) filter press to be ordered in March 2022, with expected arrival on site in January 2023; (ii) heat exchanger to be ordered in March 2022, with expected arrival on site in October 2022; and (iii) clarifier to be ordered in March 2022, with expected arrival on site in October 2022.

(d)

Construction and Commissioning Milestones.  The Parties hereby agree to the following milestones, which the Parties agree are preliminary and will be revised and optimized as detailed engineering is completed: (i) LGJV will commence construction of the Plant in June 2022, and (ii) LGJV will commission the Plant in March 2023.  Notwithstanding anything contained herein to the contrary, the construction of the Plant shall at all times be subject to LGJV’s receipt of all environmental and other necessary licenses and permits.

(e)

Force Majeure Event.  The term “Force Majeure Event” as used herein will mean failure or delay in fulfilling or performing any action relating to construction of the Plant or implementation of the transactions contemplated by this Agreement, when and to the extent such failure or delay is caused by or resulting from acts beyond the affected Party’s reasonable control, including, without limitation, the following: (i) acts of God; (ii) flood, fire, earthquake, or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (iv) government order or law; (v) actions, embargoes, or blockades in effect on or after the date of this Agreement; (vi), the effects of a pandemic; (vii) action by any governmental authority; and (viii) indigenous or other community social activism.

4.	Dowa Contributions.
(a)

Capital Expenses.  To compensate GSI for a portion of the capital expenditures required to construct the Plant, Dowa hereby agrees to waive its right to receive $4,200,000 of the Priority Distribution Payment (as defined in the Priority Distribution Agreement) (“Capex PDP Reduction”). Such waiver will be effective upon the earlier of: (a) LGJV incurring an equivalent amount of construction costs for the Plant, and (b) completion of construction of the Plant. For greater certainty, (i) there will be no Capex PDP Reduction if the LGJV does not proceed with construction of the Plant; and (ii) if construction of the Plant is interrupted without completion or is less than $4,200,000, the amount of Capex PDP Reduction will be equal to the amount of capital expenditures actually incurred by the LGJV as of the date of suspension of construction.

(b)

Operating Expenses.  To compensate GSI for a portion of the annual expenses required to operate the Plant, for the initial five years of operation of the Plant (“Term”), Dowa agrees to waive its right to receive a portion of the Priority Distribution Payments up to a maximum amount of $5,500,000 and equal to the lesser of: (a) $22/tonne of Concentrates processed by the Plant, or (b) actual Plant operating costs during the Term (“Opex PDP Reductions”), up to the maximum amount of $5,500,000, effective upon the earlier of completion of the Term and the date on which the maximum Opex PDP Reductions are confirmed used.  LGJV will provide Dowa with annual notice of the amount of Opex PDP Reductions generated within 120 days after the end of each fiscal year during the Term until the maximum amount of Opex PDP Reductions is reached.

(c)

Initial Outlay Expenses.  If the LGJV decides not to proceed with construction of the Plant for any reason, including a Force Majeure Event (but excluding only by reason of GSI’s withdrawal of its support and withdrawal of the support of its nominees to the LGJV Board of Managers unless there is a commercially reasonable basis for doing so), then Dowa will compensate GSI for the costs incurred by LGJV pursuant to Section 1(a) above, by waiving its right to receive a portion of the Priority Distribution Payment equal to the amount of such costs (“IOE PDP Reduction”).

5.	Priority Distribution Agreement. The Parties hereby agree to immediately suspend payment of

$9,700,000 of Priority  Distribution Payments (as defined in the Priority Distribution Agreement) (“PDA  Suspension”). The PDA Suspension will be terminated immediately after determination and confirmation of completion of the Capex PDP Reduction and the IOE PDP Reduction, if any, if the construction of the Plant is terminated prior to completion. If construction of the Plant is completed as contemplated, then suspension of $5,500,000 of Priority Distribution Payments (as defined in the Priority Distribution Agreement) will continue until final determination and confirmation of completion of the total Opex PDP Reduction after the end of the Term. If operation of the Plant is suspended during the Term due to a Force Majeure Event, the Term will be extended for an equivalent period of time. For greater certainty, PDA Suspension does not require the placement of funds in escrow and if, during the PDA Suspension, the LGJV has cash available for distribution to Dowa and GSI, after Dowa’s receipt of $10,300,000 of the Priority Distribution Payments in aggregate, any remaining balance will be paid to and may be retained by Dowa and GSI, respectively, in accordance with their ownership interests in the LGJV.

6.

Implementation.  The Parties agree that it is their desire and intent for the Plant procurement, construction and operational planning and status to be discussed on a regular basis at the LGJV’s Technical Committee, Operations Committee and Management Committee meetings, and LGJV personnel responsible for implementation of the Plant construction and operations will provide regular updates to the Parties in the normal course at the Technical Committee, Operations Committee and Management Committee meetings, as the case may be.

7.	Conditions Precedent; Public Announcements.
(a)

Each of the parties hereto (other than Dowa) acknowledges and agrees that: (i) Dowa’s obligations under and performance of this Agreement are expressly conditioned upon Dowa’s receipt of (A) the approval from Dowa’s board of directors of this Agreement and the transactions contemplated hereby and (B) the approval from the board of directors of Dowa’s parent, Dowa Holdings, to this Agreement and the transactions contemplated hereby (such approvals, together the “Dowa Board Approvals”) and (ii) each such board of directors shall make its determination of whether to approve this Agreement and the transactions contemplated hereby in its absolute and sole discretion.

(b)

Each of the Parties hereto (other than GSI) acknowledges and agrees that: (i) GSI’s obligations under and performance of this Agreement are expressly conditioned upon GSI’s receipt of the approval from GSI’s board of directors of this Agreement and the transactions contemplated hereby (the “GSI Board Approval”) and (ii) the board of directors shall make its determination of whether to approve this Agreement and the transactions contemplated hereby in its absolute and sole discretion.

(c)

Each of the Parties hereto acknowledges and agrees that each Party’s obligations under and performance of this Agreement are expressly conditioned upon such Party’s receipt of approval by each Party’s Mexican local counsel and tax advisors of this Agreement (in each, case, the “Advisor Approval”).

(d)

In the event any Party hereto proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such Party shall so advise the other Parties hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. No Party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other Parties’ prior written consent, except as may be required by applicable law. Notwithstanding the forgoing, in no event shall any such press release or public announcement be made prior to written confirmation that the Dowa Board Approvals and the GSI Board Approval have both been obtained.

(e)	Either before or concurrently with the execution of this Agreement, GSI and Dowa agree to approve the LGJV 2022 Budget in accordance with the Partners Resolution attached hereto as Exhibit “B”.
8.

Termination. This Agreement shall terminate: (i) immediately upon written notice from Dowa to the other parties hereto that Dowa has not received the Dowa Board Approvals or Dowa Advisor Approval, (ii) immediately upon written notice from GSI to the other parties hereto that GSI has not received the GSI Board Approval or GSI Advisor Approval, or (iii) immediately upon written notice from either Dowa or GSI to the other parties hereto if for any reason the Closing Date (as defined below) does not occur by March 31, 2022 (the “Outside Date”), unless the parties mutually agree in writing to extend the Outside Date. If this Agreement is terminated in accordance with the terms hereof, then the transactions contemplated hereby shall be automatically abandoned and the terms and provisions hereof shall be of no force or effect.  For purposes of this Agreement, the “Closing Date” means the date on which the conditions to closing as contemplated by this Section 8 are completed and confirmed by the Parties in writing.

9.

Further Assurances. Each party hereby agrees, at their own expense, to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby, including (a) participating in a partners’ meeting to confirm and ratify approval by the LGJV of such transactions; and (b) cause the transactions described above to be recorded in the corporate records of the LGJV.

10.	Representations and Warranties. Each Party hereby represents and warrants to each other Party that, as of the date hereof and the Closing Date:
(a)

Such Party has full power, authority and legal right to enter into this Agreement and the other documents contemplated hereby to which it is a party and to perform all its obligations hereunder and thereunder.

(b)

This Agreement and the other documents contemplated hereby to which such Party is a party have been duly executed and delivered by such Party, and this Agreement and the other documents contemplated hereby to which it is a party constitute the legal, valid and binding obligation of such party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(c)

The execution, delivery and performance of this Agreement and of the other documents contemplated hereby to which such party is a party (A) are within such Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such party’s organizational and governing documents, (B) will not conflict with or violate any law or regulation, or any judgment, order or decree of any governmental authority, (C) will not require the approval and/or consent of any governmental authority or any other person, and (D) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under the provisions of any agreement, instrument, or other document to which such Party is a party or by which it or its property is a party or by which it may be bound.

11.Notices.All notices required or permitted hereunder will be in writing and will be deemed effectively given:

(a)	upon personal delivery to the party to be notified;
(b)	five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(c)	one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications will be sent as follows:

If to Dowa and/or	Dowa Metals & Mining Co., Ltd.
the LGJV, to:	14-1, Sotokanda 4-Chome

Chiyoda-ku, Tokyo 101-0021 Japan
Attn:	Hideo Kudo
Resource Development &
Raw Materials Department
kudoh@dowa.co.jp
Telephone: +81 3-6847-1201

with a copy to (which will not constitute notice to Dowa):

Torys LLP
1114 Avenue of the Americas
23rd Floor
New York, NY 10036
Attn:	Don Bell
dbell@torys.com
Telephone: +1 (212) 880-6118

If to GSI and/or	8400 E. Crescent Parkway, Suite 600
the LGJV, to:	Greenwood Village, CO 80111
	Attn:	Roger Johnson
	Telephone:	+1 (303) 784-5350
	E-mail:	rjohnson@gatossilver.com

with a copy to (which will not constitute notice to GSI):

Snell & Wilmer L.L.P.
1200 17th St #1900
Denver, Colorado 80202
Attn: Jason B. Brinkley
Email: jbrinkley@swlaw.com
Telephone: +1 (303) 634-2066

12.

Severability.  The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.

13.

Counterparts.  This Agreement may be executed in counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission has the same legal effect as an original signed copy.

14.

Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and be governed by the internal laws of the state of New York without regard to its conflicts of laws principles.

15.

Amendments, Assignments.  All amendments to this Agreement must be in writing and signed by the parties hereto. No party may assign its rights hereunder, in whole or in part, without the consent of the other parties.

16.

Currency. Unless otherwise stated, all references to currency, monetary values and dollars (including “$”) set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

17.	Dates. Unless otherwise stated, all dates set forth herein shall mean such date in the United States.
18.

Dispute Resolution.  Any dispute arising from the transactions contemplated by this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Article 21 of the Partner Agreement.

19.

No Guarantee of Success.  The Parties acknowledge and agree that the processing of the Concentrates through the Plant is not a guarantee that LGJV will achieve the Target, but the Parties agree to use commercially reasonable efforts to cause the LGJV to achieve the Target by processing the necessary Concentrates through the Plant.

20.

Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The amendments, modifications and waivers contained herein with respect to the agreements expressly referenced herein shall not be construed as an amendment or modification to, or waiver of any provision of, any other agreement or understanding among any of the parties hereto, including, without limitation, the Partner Agreement or the Priority Distribution Agreement, which remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Confirmation Agreement as of the date first set forth above.

DOWA METALS & MINING CO., LTD.

By:	/s/ Toshiaki Suyama
Name: Toshiaki Suyama

GATOS SILVER, INC.

By:	/s/ Dale Andres
Name: Dale Andres

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson

OPERACIONES SAN JOSE DE PLATA, S. DE R.L. DE C.V.

By:	/s/ Roger Johnson
Name: Roger Johnson

EXHBIT A

Leaching Plant Project Memo and Leaching Plant Schedule

See Attached

Commercially sensitive information redacted from this agreement.

EXHBIT B

Partners Resolution – 2022 Budget Approval

See Attached

CONFIDENTIAL MEMORANDUM

To:	Gatos Silver, Inc. and Dowa Metals and Mining Co., Ltd.
From:	Roger Johnson
CC:	Stephen Orr, Adam Dubas, Phil Pyle, Luis Felipe Huerta, Koji Kuroki, Shinichiro Watanabe, Toshiaki Terao, Harunobu Arima, Jesus Segura, Rodrigo Monroy
Date:	March 15, 2022
Subject:	Requisite Partner Approval of the LGJV 2022 Budget

Exhibit I to this Requisite Partner Approval contains the LGJV Budget for 2022.  Capitalized terms not otherwise defined in this Requisite Partner Approval will have the meanings specified in the Unanimous Omnibus Partner Agreement dated as of January 1, 2015, as amended.

The proposed 2022 Budget includes reference to the payment of certain dividends in the course of fiscal year 2022 which are estimates and subject to the following:

i)

Concurrent with and subject to the execution of the Leaching Plant Confirmation Agreement (“LP Agreement”) dated March 17, 2022, $9,700,000 of Dowa’s total $20,000,000 Priority Distribution Amount (as defined in the LP Agreement) is suspended in accordance with the terms of the LP Agreement.

ii)	The Partners hereby approve the payment of a dividend in respect of 2021 profits of an aggregate amount equal to $20,000,000 by OpCo, subject to the following:
i.

Completion of LGJV financial statements for 2021 (which need not be audited) and written approval of such statements by the Partners, confirming positive earnings for 2021 in Opco of not less than $20 million;

ii.

The first $10,300,000 of such dividend (net of any applicable costs described in Section 4 of the Priority Distribution Agreement (as defined in the LP Agreement) shall be applied to reduce Dowa’s Priority Distribution Amount (as defined in the LP Agreement) and shall be paid in accordance with the Priority Distribution Agreement (as defined in the LP Agreement) (for clarity, such payment will be made pro rata to the Parties in accordance with their Percentage Interests, with GSI’s portion paid into escrow and then subsequently immediately paid to Dowa); and

iii.

Notwithstanding the terms of the Priority Distribution Agreement, the $9,700,000 dividend balance shall be distributed and paid to the Partners pro rata in accordance with their respective Participating Interests.

iii)	It is the intention of the Parties to pay additional quarterly dividends in 2022 estimated to be $75 million in aggregate subject to the following:

i.

Completion and approval by the Partners of interim quarterly financial statements (which need not be audited) showing profits sufficient to allow the payment of such dividends taking into account the previous month’s cash balance, forecasts for the upcoming quarter, including any unusual budgeted expenditure items, the current CUFIN balance, if any, and any advance taxes required to be paid in connection with the proposed dividend, and remaining cash balance for the LGJV which amount will not be less than $15 million after payment of the proposed dividend and any related taxes (“Minimum Cash Balance”); and

ii.	Approval by the Partners of the proposed dividend amount, which will not exceed the amount permitted to be paid under Mexican law, by Requisite Partner Approval.

The breakdown of such estimated dividend amounts is currently as follows:

o	$17,000,000 (Q2)
o	$18,000,000 (Q3)
o	$20,000,000 (Q4)
iv)	Forecasts of projected cash balances and future dividend payments for the current year will be reviewed and considered on a monthly basis at each Operating Committee meeting.
v)	Any changes to the Minimum Cash Balance requirements after 2022 will require additional Requisite Partner Approval and such limits and dividend policies will be reviewed annually.

The undersigned hereby approve the 2022 Budget as attached, including the initial $20 million dividend payment (subject to the conditions described above) to be paid as soon as reasonably practicable after such conditions are satisfied.

Gatos Silver, Inc.

By:	/s/ Dale Andres
Dale Andres

Dowa Metals & Mining Co., Ltd.

By:
Toshiaki Suyama

CONFIDENTIAL	Page 2 of 3

i.

Completion and approval by the Partners of interim quarterly financial statements (which need not be audited) showing profits sufficient to allow the payment of such dividends taking into account the previous month’s cash balance, forecasts for the upcoming quarter, including any unusual budgeted expenditure items, the current CUFIN balance, if any, and any advance taxes required to be paid in connection with the proposed dividend, and remaining cash balance for the LGJV which amount will not be less than $15 million after payment of the proposed dividend and any related taxes (“Minimum Cash Balance”); and

ii.	Approval by the Partners of the proposed dividend amount, which will not exceed the amount permitted to be paid under Mexican law, by Requisite Partner Approval.

The breakdown of such estimated dividend amounts is currently as follows:

o	$17,000,000 (Q2)
o	$18,000,000 (Q3)
o	$20,000,000 (Q4)
iv)	Forecasts of projected cash balances and future dividend payments for the current year will be reviewed and considered on a monthly basis at each Operating Committee meeting.
v)	Any changes to the Minimum Cash Balance requirements after 2022 will require additional Requisite Partner Approval and such limits and dividend policies will be reviewed annually.

The undersigned hereby approve the 2022 Budget as attached, including the initial $20 million dividend payment (subject to the conditions described above) to be paid as soon as reasonably practicable after such conditions are satisfied.

Gatos Silver, Inc.

By:
Dale Andres

Dowa Metals & Mining Co., Ltd.

By:	/s/ Toshiaki Suyama
Toshiaki Suyama

CONFIDENTIAL	Page 3 of 3

Commercially sensitive information redacted from this agreement.